Exhibit 99.1

FOR IMMEDIATE RELEASE

BUCA, Inc. 1300 Nicollet Mall, Suite 5300 Minneapolis, MN 55403 www.bucainc.com	Investor Relations Contact: Integrated Corporate Relations Kathleen Heaney (203) 803-3585

BUCA, Inc. Announces Second Quarter 2006 Earnings

Comparable Restaurant Sales Increase 2.6%

Minneapolis, Minnesota, August 1, 2006. BUCA, Inc. (Nasdaq: BUCA) today announced financial results for the second fiscal quarter ended June 25, 2006. In the reported results, Vinny T’s of Boston and three closed Buca di Beppo restaurants are classified as discontinued operations.

Second Quarter Results

Total restaurant sales increased by 2.3% to $61.0 million in the second quarter of fiscal 2006 from $59.7 million in the second fiscal quarter of fiscal 2005. The increase in restaurant sales was driven by increased comparable restaurant sales, as no new restaurants opened in the period. Increased popularity of Buca To Go and Buca Small, the addition of lunch at 11 new restaurants in the first half of 2006, the marketing effects of the Buca E-Club, and a 1.5% price increase taken on food items in the first quarter, contributed to the growth in comparable restaurant sales. Buca di Beppo comparable restaurant sales increased 2.6% for the second quarter of fiscal 2006 as compared to the same period last year. The increase reflects the seventh consecutive quarter of positive comparable restaurant sales for the Buca di Beppo restaurants. For the second quarter of fiscal 2005, Buca di Beppo comparable restaurant sales had increased 5.9%.

The company reported a net loss of $718,000, or $0.03 per share, in the second quarter of fiscal 2006 as compared to a net loss of $3.8 million, or $0.19 per share, in the second quarter of fiscal 2005. Net loss from continuing operations was $1.5 million, or ($0.07) per share in the second quarter of fiscal 2006 as compared to a net loss of $4.1 million, or ($0.20) per share in the same period in the prior year.

Total restaurant costs in the second fiscal quarter were $56.1 million, flat when compared with the same period in the prior year. As a percentage of restaurant sales, these costs were 92.0% for the second quarter of fiscal 2006, down from 94.1% in the second quarter of fiscal 2005. The decrease in restaurant costs as a percentage of sales was largely attributable to lower product costs as well as lower direct and occupancy costs, partially offset by an increase in labor costs.

General and administrative expenses decreased by 16.9% to $5.5 million in the second quarter of fiscal 2006 from $6.7 million in the second quarter of fiscal 2005. General and administrative expenses as a percentage of restaurant sales decreased to 9.1% in the second quarter of fiscal 2006 from 11.1% in the comparable period of fiscal 2005. The decrease in these expenses was primarily due to a reduction in legal, audit and consulting fees as compared to the same period in the prior year. Share-based compensation expense was approximately $0.2 million in the quarter. In accordance with the modified prospective transition method, the company has not restated the financial results for our prior periods to include a comparable expense.

During the second quarter of fiscal 2006, net income from discontinued operations increased to $0.7 million from $0.3 million in the second quarter of fiscal 2005. This increase was primarily related to the operations of Vinny T’s of Boston, which reported second quarter fiscal 2006 income of $0.8 million compared to $0.4 million in the same period in fiscal 2005.

Wallace B. Doolin, the company’s Chairman, President and Chief Executive Officer commented, “We have made substantial progress during the first two quarters of 2006 as evidenced by the continued increase in comparable same store sales. The 2.6% increase in the second quarter marks Buca di Beppo’s seventh consecutive quarter of positive comparable sales. We are particularly pleased that the Buca di Beppo comparable restaurant sales performance continues to outperform Knapp Track, which registered a 0.9% decline in the second quarter. Added Mr. Doolin, “We continue to make progress on our multi-year turnaround plan which is focused on building guest counts and comparable restaurant sales, improving margins and developing our family members for success. We are encouraged by our second quarter results, particularly in light of the environment in which we are operating at this time. Our goal remains to improve the core business so Buca di Beppo can resume growth and become one great restaurant company, one great restaurant at a time.”

Six Months Results

For the first two quarters of fiscal 2006, total restaurant sales increased 3.9% to $125.9 million from $121.0 million in the same period in the prior year. Comparable restaurant sales for the company’s Buca di Beppo restaurants were 4.1% for the first two quarters of fiscal 2006. The company reported net income for the first two quarters of fiscal 2006 of $0.6 million, or $0.03 per share, versus a net loss of $4.7 million, or ($0.23) per share, in the first two quarters of fiscal 2005.

For the first two quarters of fiscal 2006, total restaurant costs were $114.8 million, a 2.5% increase over the same period in the prior year, equaling 91.2% of restaurant sales, down from 92.5% of restaurant sales in the same period of fiscal 2005. This decrease as a percentage of sales was due primarily to lower product costs, offset by a slight increase in direct and occupancy costs. General and administrative expenses were $9.8 million in the first two quarters of fiscal 2006, a 19.3% decline from $12.1 million in the first two quarters of 2005. The decrease in general and administrative expenses reflects a $1.8 million insurance settlement as well as lower legal, audit and consulting fees.

Conference Call

BUCA, Inc. will host a conference call on Tuesday, August 1, 2006 at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Wallace B. Doolin, the company’s Chairman, President and Chief Executive Officer, and Kaye R. O’Leary, the company’s Chief Financial Officer, will be hosting the call. The call will be webcast and can be accessed from the company’s website at www.bucainc.com with the webcast link available under the Investor Relations section. The webcast will also be available at http://viavid.net/dce.aspx?sid=00003339F. If you are unable to join the call, a replay will be available beginning at 7:30p.m. Eastern Time and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 (international) passcode 1940260.

About the Company:

BUCA, Inc. owns and operates 104 highly acclaimed Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 28 states and the District of Columbia.

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BUCA, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	June 25, 2006	June 26, 2005 (restated	June 25, 2006	June 26, 2005 (restated
Restaurant sales	$61,019	$59,653	$125,861	$121,038
Restaurant costs:
Product	15,142	15,354	31,089	31,052
Labor	20,166	19,433	40,911	39,473
Direct and occupancy	17,569	17,873	36,280	34,690
Depreciation and amortization	3,258	3,438	6,509	6,688

Total restaurant costs	56,135	56,098	114,789	111,903
General and administrative expenses	5,529	6,654	9,789	12,128
Pre-opening costs	—	—	—	243
Loss on impairment and (gain) on sale of long-lived assets	129	—	180	436
Lease termination charges	—	—	—	74

Operating income (loss)	(774)	(3,099)	1,103	(3,746)
Interest income	34	28	48	52
Interest expense	(727)	(1,009)	(1,475)	(1,465)

Income (loss) before income taxes	(1,467)	(4,080)	(324)	(5,159)
Income taxes	—	—	—	—

Net income (loss) from continuing operations	(1,467)	(4,080)	(324)	(5,159)
Net income from discontinued operations	749	276	876	429

Net income (loss)	$(718)	$(3,804)	$552	$(4,730)

Net income (loss) from continuing operations per share—basic and diluted	$(0.07)	$(0.20)	$(0.01)	$(0.25)

Net income from discontinued operations per share—basic and diluted	$0.04	$0.01	$0.04	$0.02

Net income (loss) per share—basic and diluted	$(0.03)	$(0.19)	$0.03	$(0.23)

Weighted average common shares outstanding—basic and diluted	20,525,656	20,203,204	20,507,129	20,188,944

BUCA, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	June 25, 2006	December 25, 2005
ASSETS
CURRENT ASSETS:
Cash	$1,113	$1,421
Accounts receivable	3,540	3,660
Inventories	6,155	6,382
Prepaid expenses and other	3,760	2,658
Current assets of discontinued operations and assets held for sale	1,192	1,246

Total current assets	15,760	15,367
PROPERTY AND EQUIPMENT, net	117,085	121,816
OTHER ASSETS	4,320	4,428
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE	9,272	9,255

	$146,437	$150,866

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,554	$12,191
Unredeemed gift card liabilities	1,540	2,921
Accrued payroll and benefits	7,260	8,363
Accrued sales, property and income tax	2,751	3,424
Other accrued expenses	5,155	7,232
Line of credit borrowing	5,407	—
Current maturities of long-term debt and capitalized leases	1,362	1,309
Current liabilities of discontinued operations and assets held for sale	3,166	4,145

Total current liabilities	35,195	39,585

LONG-TERM DEBT AND CAPITAL LEASES, less current maturities	16,721	17,415
DEFERRED RENT	18,958	19,062
OTHER LIABILITIES	3,493	3,904
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS AND ASSETS HELD FOR SALE	1,686	1,860

Total liabilities	76,053	81,826

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Undesignated stock, 5,000,000 shares authorized, none issued or outstanding
Common stock, $.01 par value per share, 30,000,000 shares authorized; 20,513,842 and 20,470,075 shares issued and outstanding, respectively	205	205
Additional paid-in capital	170,033	170,686
Accumulated deficit	(99,343)	(99,895)
Unearned compensation	—	(1,151)
Notes receivable from employee shareholders	(511)	(805)

Total shareholders’ equity	70,384	69,040

	$146,437	$150,866